INFORMATION FOR RELEASE

MuniMae TE Bond Subsidiary, LLC, an Indirect Wholly Owned Subsidiary of MuniMae, Announces a Private Placement of $100 Million of its Perpetual Preferred Shares

BALTIMORE (November 4, 2005) -- MuniMae (NYSE: MMA), a leading publicly traded real estate finance and investment management company, today announced that its indirect wholly owned subsidiary, MuniMae TE Bond Subsidiary, LLC ("TEB"), has completed a $100 million private placement of rated tax-exempt perpetual preferred shares with a weighted average distribution rate of 5.43%.

Moody's Investors Services, Inc. has assigned ratings to each series of preferred shares issued by TEB. The offering included five new series of tax-exempt securities consisting of $18 million of Series A-3 Cumulative Perpetual Preferred Shares, $16 million of Series A-4 Cumulative Perpetual Preferred Shares, $22 million of Series B-3 Subordinate Cumulative Perpetual Preferred Shares, $10 million of Series C-3 Subordinate Cumulative Perpetual Preferred Shares and $34 million of Series D Subordinate Cumulative Perpetual Preferred Shares.

The ratings, amounts issued, distribution rates and remarketing dates for the new series of preferred shares are as follows:
Rating	Amount (millions)	Series	Distribution Rate	Remarketing Date
A3	$18.0	A-3	4.950%	September 30, 2012
A3	$16.0	A-4	5.125%	September 30, 2015
Baa1	$22.0	B-3	5.300%	September 30, 2015
Baa2	$10.0	C-3	5.500%	September 30, 2015
Baa3	$34.0	D	5.900%	September 30, 2020

TEB intends to use the net proceeds from this offering to acquire investments that produce tax-exempt interest income and for general corporate purposes, which may include the repayment of indebtedness of TEB to an affiliated entity.

The securities referenced in this press release have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About MuniMae

MuniMae provides debt and equity financing to owners of real estate investments and offers investment advisory services to institutional investors. Assets under management as of today are approximately $16 billion secured by 2,940 properties, containing over 323,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

Cautionary Note Regarding Forward-Looking Statements

This press release contains some forward looking statements intended to qualify for the safe harbor contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change include, but are not limited to: (a) changes in or failure to comply with applicable tax laws; (b) the availability of capital to fund operations; (c) the performance of multifamily housing developments and other investments; (d) the ability to acquire new investments; (e) changes in accounting principles generally accepted in the United States; (f) changes in demographic, general economic and business conditions, both nationally and in the regions in which we operate; and (g) other risk factors described by the Company in its current and periodic filings with the Securities and Exchange Commission pursuant to the Exchange Act. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.MuniMae.com

CONTACT: Municipal Mortgage & Equity, LLC

Investor Relations:

Angela Richardson, 888-788-3863

SOURCE: Municipal Mortgage & Equity, LLC